UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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ITERIS, INC.

(Name of Registrant as Specified In Its Charter)

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512.716.0808 iteris.com	1250 S. Capital of Texas Hwy., Bldg. 1, Ste. 330 Austin, TX 78746-0014

August 10, 2023

Fellow Shareholders:

This week, we announced record financial results for our fiscal 2024 first quarter. On a year over year basis, our first quarter revenue of $43.5 million was up 29%, net bookings of $53.1 million were up 25%, and our ending backlog of $123.8 million was up 14%. Additionally, an 840 basis point improvement in gross margins contributed to record adjusted EBITDA of $3.7 million, representing a $6.1 million improvement year over year. For important disclosures about this non-GAAP metric, see our Form 8-K Current Report of the reported financial results for fiscal 2024 first quarter, ending June 30, 2023 and Form 10-Q Filing for fiscal 2024 first quarter, ending June 30, 2023.

Even though the impacts of COVID-19 and subsequent supply chain issues obscured our progress over the last several quarters, we believe our fiscal 2023 first quarter results reflect years of strong commercial and product execution. Additionally, our results further demonstrate Iteris has achieved a critical inflection point and the business is in a strong position to capitalize on exciting trends in our end market.

Shareholder Value

As we have begun to move beyond the various supply constraints that had negative impacts on the smart mobility infrastructure management market, our strong product and commercial execution is translating into shareholder value. Over the last 12 months, Iteris’ share price is up 53.56%, outperforming both the Russell 2000 and Russell Microcap Indices, which returned negative 1.95% and negative 7.59% growth, respectively. Additionally, over the last 12 months, Iteris’ share price outperformed every publicly traded intelligent transportation systems vendor, US-based automotive OEM, independent electric vehicle manufacturer, and LiDAR manufacturer, as depicted in the chart below.

Chart: 1 Year Total Shareholder Return Comparison

Source: Yahoo Finance for the period August 10, 2022 to August 9, 2023

Iteris, Inc. Shareholders

August 10, 2023

Marketplace Dynamics

The smart mobility infrastructure management market, with an estimated size of more than $7.0 billion in North America alone, represents significant business opportunities. Indeed, the rapid adoption of Cloud technologies, electrification, and connected and autonomous vehicles was already transforming the market even before President Biden signed the Infrastructure Investment & Jobs Act (IIJA) on November 15, 2021. Today, the IIJA, which authorized $1.2 trillion in infrastructure spending, is accelerating the market’s rate of transformation.

While the IIJA has strengthened the funding environment for the smart mobility infrastructure management market, the sector has experienced a high degree of disruption in the last three years due to its dependence on very specialized technical skills, steel, fiber optics equipment, and various electronics components. Currently, these disruptions are beginning to dissipate, which should improve operational visibility and predictability.

On top of recent disruptions, our market is highly complex and very fragmented, with hundreds of competitors across dozens of distinct product categories. Often, jurisdictions impose lengthy and costly procurement requirements, as well as mandate that smart mobility infrastructure technologies be certified in each respective jurisdiction prior to use. These factors raise the cost of conducting business and extend the timeline to achieve scale in this sector, which is one explanation for the high failure rate of venture capital and SPAC funded businesses that have attempted to enter this market.

Platform-based Business Model

To maximize our market share opportunity and enhance the company’s financial characteristics, we introduced the ClearMobility® Platform in January 2021 to drive meaningful improvements in net revenue per customer, total recurring revenue, data monetization, and operating leverage. Since introducing the ClearMobility Platform, we have experienced consistent above-market rates of growth in net bookings and ending backlog, both of which demonstrate a strong positive customer response and serve as positive leading indicators for our platform strategy.

Technology Innovation

As a complement to our ClearMobility Platform strategy, we have continued to introduce numerous innovations to our market-leading software and sensors. These innovations include the introduction of an AI-enabled Internet of Things (IoT) asset management system, ClearAsset®; a set of uniquely curated mobility data feeds, ClearData™; the industry’s first full high-definition and AI-based intersection detection sensor, Vantage Apex®; and the industry’s first combined travel time and connected vehicle sensor, Spectra™ CV. We believe these and other planned innovations have and will continue to drive market share gains and enhance our ClearMobility Platform.

Environmental, Social and Corporate Governance

For a small company, Iteris has demonstrated a big commitment to environmental, social, and corporate governance. Our multi-disciplinary experts continuously identify, develop, and implement actions to create a more sustainable future. In our core business, these actions include the introduction of state-of-the-art approaches to optimize traffic signal timing, mitigate construction-related pollution, reduce transit vehicle emissions, and automate commercial vehicle inspection and enforcement.

Since our founding in 2004, Iteris has been committed to the highest standards of corporate citizenship and social responsibility. To build on this commitment, we published our Diversity and Inclusion Policy in April 2021, adopted our Human Rights Policy in July 2020, pledged to join the United States Department of Transportation Leaders Against Human Trafficking (TLAHT) initiative in December 2020, and introduced an employee-directed Thriving Communities program to combat human trafficking coincident with our TLAHT pledge.

Iteris, Inc. Shareholders

August 10, 2023

In addition, Iteris strives to follow best practices in corporate governance, which is one reason that we consistently receive the highest possible rating for corporate governance from the leading proxy advisory firm, Institutional Shareholder Services (ISS). Board refreshment is a key aspect of our corporate governance program. To that end, your board was pleased to announce the recent appointment of two highly qualified new board members, who not only add significant business expertise to your board but also further demonstrate our commitment to racial and gender diversity.

Staying Focused

During a difficult period caused by global factors beyond the control of Iteris, your highly experienced Board and management team demonstrated significant agility and continued to successfully execute our well-defined strategy, resulting in significant market share gains and improvements in our scale of operation. With recent additions to your Board and management team, we believe our company has the right combination of skills and experience to capitalize on the significant opportunity in front of us with integrity and strong corporate governance.

Stockholder Meeting

As you probably know, our annual stockholder meeting is scheduled to be held virtually on Thursday, September 7, 2023 at 4:00 p.m. Central Time. You should have received the proxy statement for that meeting already, but you can access it here as well: www.edocumentview.com/ITI or at www.envisionreports.com/ITI for registered shareholders. We encourage you to read the proxy statement, vote your shares and attend the meeting as described therein. We’ve included with this letter another copy of the proxy card we’re soliciting for that meeting, in case that makes it easier for you to vote.

We continue to work on your behalf to create significant shareholder value and achieve our mission to make mobility safe, efficient, and sustainable for everyone. We appreciate your ongoing support.

Sincerely,

Joe Bergera

President & CEO

Statements used in this letter that relate to future plans, events, or performance are forward-looking statements that are subject to certain risks and uncertainties including the risk factors listed from time to time in our filings with the SEC, including our Annual Report on Form 10-K and other reports filed with the SEC. The Company undertakes no obligation to update forward-looking statements.